UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31332 (Commission File Number)	33-0264467 (IRS Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2016, Liquidmetal Technologies, Inc. (the “Company”) executed an Amended and Restated Employment Agreement (the “Restated Employment Agreement”) with Thomas Steipp, the Company’s President and Chief Executive Officer. The Restated Employment Agreement provides for an employment term from its effective date through August 3, 2017, after which the employment term is renewed annually for successive one year terms, unless terminated by the Company or Mr. Steipp.

Under the Restated Employment Agreement, Mr. Steipp is entitled to certain benefits if his employment is terminated involuntarily. These benefits include payment of a lump sum amount equal to one year of his annual base salary, continued insurance benefits at the Company’s expense for one year and accelerated vesting of equity awards. If the Company undergoes a “change of control” (as defined in the Restated Employment Agreement), Mr. Steipp has the right to resign his employment voluntarily within 30 days and receive the same benefits. If, after a change of control, Mr. Steipp does not voluntarily resign within such 30 days, but (i) he is subsequently terminated, or (ii) the Company subsequently takes certain actions that constitute “good reason” as defined in the Restated Employment Agreement, and thereafter Mr. Steipp resigns, he will be entitled to a payment equal to two years of base salary, plus continued insurance benefits for two years, plus acceleration of vesting on equity awards and an extended time during which to exercise any equity awards that are stock options. A copy of the Restated Employment Agreement is filed with this Current Report on Form 8-K as exhibit 10.1.

On February 4, 2016 the Company amended Change of Control Agreements with Tony Chung, the Company’s Chief Financial Officer, Bruce Bromage, the Company’s Executive Vice President-Business Development and Operations and certain other executive officers who are not “named executive officers” of the Company for SEC reporting purposes. As so amended, the Change of Control Agreements provide that if the executive officer’s employment with the Company is terminated without cause during the one-year period after a change of control of the Company, then the terminated officer will receive a lump sum severance compensation in an amount equal to eighteen months of his then-current base salary.

For both the Restated Employment Agreement and the amended Change of Control Agreements, “change of control” is defined, with certain exceptions, as a merger of the Company with a third-party, the sale of all or substantially all of the Company’s assets, the acquisition by a single person or group of more than 50% of the combined voting power of the Company’s outstanding securities or the “Continuing Directors” (as defined therein) ceasing to be a majority of the Company’s directors. “Cause” is defined in the Change of Control Agreements to include fraud, embezzlement, dishonesty, material harm to the Company, or an uncured failure to adequately perform job duties, among other things. Under the amended Change of Control Agreements, the executive officers will each also be entitled to the above-described severance compensation in the event he terminates his own employment within one year after a change of control because of a salary decrease, assignment to a lower-level position or a required move of more than 25 miles.

The descriptions of the material terms of the Restated Employment Agreement and the amendments to the “Change of Control” agreements are qualified in their entirety by reference to the copies of the Restated Employment Agreement and the form of amendment to the Change of Control Agreements filed with this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp,
President and Chief Executive Officer

Date: February 9, 2016

EXHIBIT LIST

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between the Company and Thomas Steipp
10.2	Form of Original Change of Control Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 17, 2013)
10.3	Form of Amendment of Change of Control Agreement